Exhibit 99.1

June 15, 2020

Aradigm Announces Effective Date of Modified Combined Chapter 11 Plan and Disclosure Statement

Newark, Calif.—(BUSINESSWIRE)— Aradigm Corporation (OTC PINK: ARDM) (“Aradigm” or the “Company”) announced on June 12, 2020, the Bankruptcy Court entered an order confirming the Debtor’s Modified Combined Chapter 11 Plan and Disclosure Statement (the “Combined Plan”) filed by Aradigm Corporation (the “Company”). The Effective Date (the “Effective Date ”) of the Plan will be June 29, 2020. The Company will be dissolved and its stock cancelled as of the Effective Date after market close and the Company’s assets will be contributed to a Liquidating Trust.

As described in the Forms 8K filed by the Company on April 3, 2020 and on April 13, 2020, the Company sold its assets and intellectual property that pertain to Lipoquin, Free Ciprofloxacin, Apulmiq and any derivatives thereof to Grifols S.A. for cash, the right to receive milestone payments on the occurrence of certain events and the right to receive royalty payments based on future sales of the product. The Combined Plan provides that on the Effective Date of the Combined Plan these assets (less amounts paid for certain expenses), as well as the Company’s other assets, will be contributed to a Liquidating Trust for the benefit of the Company’s creditors and shareholders. As mentioned above, the Company’s stock will be cancelled as of the Effective Date (June 29) after market close and the Company will be dissolved. Creditors and shareholders will receive a pro rata interest in the Liquidating Trust. The Liquidating Trust will satisfy the claims of the Company’s priority creditors and will collect any milestone payments and royalty payments that are earned and distribute the proceeds to the Company’s creditors. After creditors are paid in full with interest, the Liquidating Trust will distribute any remaining proceeds that are received to the Company’s shareholders.

The address of the Liquidating Trust from and after June 29, 2020 will be Aradigm Corporation Liquidating Trust, c/o Susan L. Uecker, Liquidating Trustee, Uecker & Associates, Inc., 1613 Lyon Street, Suite A, San Francisco, CA 94115.

The Combined Plan is on file with the Bankruptcy Court. This description of the Combined Plan is qualified in its entirety by the terms of the Combined Plan.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Apulmiq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm Corporation

John M. Siebert, 510-265-8800

Acting Principal Executive Officer